January 3, 2001

Steven Harris
SoftNet Systems, Inc.

Dear Steve,

To confirm the actions of the Board of Directors, Thursday, December 28, 2000, your Retention Program will include the following:

     1. Retention Bonus equal to 50% of your base salary earned, beginning January 1, 2001 through the end of the "Initial Period", to be paid at the end of the Initial Period.
     2. Performance Bonus equal to 150% of your base annual salary at the end of the "Initial Period", to be paid at the end of the Initial Period
     3. Conversion to the position of "Assistant to the Chairman/CEO" from the end of the Initial Period through September 30, 2001, at a salary of $10,000 per month.

The "Initial Period" ends upon substantial resolution of all major ISPC issues and of Aerzone-Delta relations, but the Initial Period may not be terminated before February 15, 2001 and may not extend after March 31, 2001.

Employee acknowledges and agrees that the amounts paid under this agreement are to incent employee to remain in SoftNet's employ for the periods stated and to assist in effecting an orderly transition, as well as for Employee's release of any and all claims that he has or may have against SoftNet. Employee agrees to sign a release in the form attached as Exhibit A hereto, upon the termination of his employment on September 30, 2001.


Sincerely,



Garrett Girvan
Chairman & CEO


I understand, agree and accept the above,


____________________________     Date _______________
Steven Harris